Exhibit 99.1

FMC Corporation
2929 Walnut Street
Philadelphia, PA 19104
USA
News Release	215.299.6000
fmc.com

For Release: Immediate

Media Contact: Emily Parenteau +1.215.299.6288
emily.parenteau@fmc.com
Investor Contact: Michael Wherley +1.215.299.6543
michael.wherley@fmc.com

FMC Corporation Announces Strong First Quarter and Forecasts Solid Full-Year Revenue Performance Driven by Strong Organic Growth

First Quarter 2020 Highlights
•Revenue of $1.25 billion, up 5 percent versus Q1 2019 and 9 percent organically1
•Consolidated GAAP net income of $206 million, down 5 percent versus Q1 2019
•Adjusted EBITDA of $357 million, up 4 percent versus Q1 2019
•Consolidated GAAP earnings of $1.58 per diluted share, down 2 percent versus Q1 2019
•Consolidated adjusted earnings per diluted share of $1.84, up 7 percent versus Q1 2019
Full-Year Outlook2
•Revenue outlook range of $4.65 to $4.85 billion, reflecting 3 percent growth at the midpoint versus 2019 and 8 percent organic growth1
•Adjusted EBITDA outlook range of $1.23 to $1.34 billion, reflecting 5 percent growth at the midpoint versus 2019
•Adjusted earnings expected to be in the range of $6.05 to $6.70 per diluted share, reflecting 5 percent growth at the midpoint versus 2019
PHILADELPHIA, May 5, 2020 – FMC Corporation (NYSE:FMC) today reported first quarter 2020 revenue of $1.25 billion, an increase of 5 percent versus first quarter 2019, with growth in Latin America, North America and EMEA. Excluding the impact of foreign currencies, organic revenue growth was 9 percent. On a GAAP basis, the company reported earnings of $1.58 per diluted share in the first quarter, a decrease of 2 percent versus first quarter 2019. First quarter adjusted earnings were $1.84 per diluted share, an increase of 7 percent versus first quarter 2019.

Page 2/FMC Corporation Announces Strong First Quarter and Forecasts Solid Full-Year Revenue Performance Driven by Strong Organic Growth

First Quarter Adjusted EPS versus Q1 2019	+12 cents
EBITDA	+9 cents
Depreciation and amortization	-1 cent
Interest expense	-4 cents
Tax rate	+3 cents
Non-controlling interest	+1 cent
Share count	+4 cents

“FMC delivered another quarter of above-market growth, against an industry-leading comparison from last year,” said Pierre Brondeau, CEO and chairman of FMC. “We effectively navigated the challenges presented by the COVID-19 pandemic during the quarter. Our global operations, supply chain and commercial teams worked diligently to ensure customers had timely access to critical crop protection products through the quarter.”
FMC revenue growth was driven by a 7 percent contribution from volume and a 2 percent contribution from price, offset partially by a 4 percent headwind from foreign currencies. FMC achieved higher pricing in all regions, which partially offset FX headwinds in many countries. Latin America sales grew 26 percent year over year and 38 percent excluding FX, driven by robust volume growth broadly across the region. Each product segment grew at least 20 percent in Latin America, with herbicides growing the fastest, due to sugarcane replanting in Brazil. In North America, sales increased 3 percent year over year, driven by demand for Rynaxypyr® insect control and new products, including pre-emergent herbicide Authority® Edge. Sales in EMEA grew 1 percent year over year and 4 percent excluding FX, due to very strong demand for fungicides and solid growth in herbicides, which were partially offset by product rationalizations. In Asia, revenue decreased 3 percent year over year, but was flat excluding FX. The decline was driven primarily by foreign currency headwinds and product rationalizations, which were partially offset by double-digit growth in India and Pakistan.

FMC Revenue	Q1 2020
Organic Growth	9%
FX Impact	(4%)
Total Revenue Growth	5%

FMC first quarter adjusted EBITDA was $357 million, an increase of 4 percent from the prior-year period. This increase was driven primarily by volume gains in Latin America and EMEA, price increases in all regions, and new products. The favorable volume and price impacts more than

Page 3/FMC Corporation Announces Strong First Quarter and Forecasts Solid Full-Year Revenue Performance Driven by Strong Organic Growth
offset significant currency headwinds – caused by a strengthening U.S. dollar versus most currencies around the world – and slightly higher costs.
2020 and Second Quarter Outlook2
The company is forecasting solid underlying demand through the end of the year. FMC full-year 2020 revenue is now forecasted to be in the range of $4.65 billion to $4.85 billion, representing an increase of 3 percent at the midpoint versus 2019. Excluding the impact of foreign currencies, organic growth is expected to be 8 percent. Despite an increase in full-year organic growth versus previous forecast, the revenue range is down due to currency headwinds and ongoing global pandemic risks.
Full-year adjusted EBITDA is now expected to be in the range of $1.23 billion to $1.34 billion, representing 5 percent year-over-year growth at the midpoint. The company believes that COVID-related and currency headwinds – partially offset by cost savings and strong price increases – could reduce EBITDA by a range of $0 to $70 million ($35 million at midpoint of guidance) as compared to our prior guidance.
2020 adjusted earnings are now expected to be in the range of $6.05 to $6.70 per diluted share, representing an increase of 5 percent year over year at the midpoint.
The company announced on April 22 that it amended its Credit Agreement and Term Loan Agreement to increase the maximum permitted leverage ratio to 4.25 through December 31, 2020. The higher leverage ratio provides significant headroom above any of the COVID-19 related scenarios assessed by the company. While the company has no concerns about liquidity, it is suspending share repurchases until the impact of the global pandemic is better understood. However, the company will maintain regular quarterly dividend payments.
Second quarter revenue is expected to be in the range of $1.17 billion to $1.23 billion, which is flat at the midpoint compared to second quarter 2019, although organic growth would be 5 percent excluding foreign currency headwinds. Adjusted EBITDA is forecasted to be in the range of $317 million to $347 million, representing a 2 percent decrease at the midpoint versus Q2 2019. FMC expects adjusted earnings per diluted share to be in the range of $1.58 to $1.74 in the second quarter, which is flat at the midpoint versus Q2 2019.
“Despite forecasting solid organic growth, we believe the second quarter will present the most challenging and uncertain conditions related to COVID-19 and currencies. FX will be a strong headwind at a time of year when price increases are the most difficult to implement,” said Brondeau. “Cost-savings measures implemented in March will partially offset these headwinds.”

Page 4/FMC Corporation Announces Strong First Quarter and Forecasts Solid Full-Year Revenue Performance Driven by Strong Organic Growth

	Full Year Outlook	Q2 2020 Outlook
Revenue	$4.65 to $4.85 billion	$1.17 to $1.23 billion
Organic Growth	8%	5%
Estimated FX Impact	(5%)	(5%)
Growth at midpoint vs. 2019	3%	flat
Adjusted EBITDA	$1.23 to $1.34 billion	$317 to $347 million
Growth at midpoint vs. 2019	5%	(2%)
Adjusted EPS^	$6.05 to $6.70	$1.58 to $1.74
Growth at midpoint vs. 2019	5%	flat
^ EPS estimates assume 131 million diluted shares.
Supplemental Information
The company will post supplemental information on the web at www.fmc.com/investors, including its webcast slides for tomorrow’s earnings call, definitions of non-GAAP terms and reconciliations of non-GAAP figures to the nearest available GAAP term.
About FMC
FMC Corporation, an agricultural sciences company, provides innovative solutions to growers around the world with a robust product portfolio fueled by a market-driven discovery and development pipeline in crop protection, plant health, and professional pest and turf management. This powerful combination of advanced technologies includes leading insect control products based on Rynaxypyr® and Cyazypyr® active ingredients; Authority®, Boral®, Centium®, Command® and Gamit® branded herbicides; Talstar® and Hero® branded insecticides; and flutriafol-based fungicides. The FMC portfolio also includes biologicals such as Quartzo® and Presence® bionematicides. FMC Corporation employs approximately 6,400 employees around the globe. To learn more, please visit www.fmc.com.
FMC, the FMC logo, Rynaxypyr, Cyazypyr, Authority, Boral, Centium, Command, Gamit, Talstar, Hero, Quartzo and Presence are trademarks of FMC Corporation or an affiliate. Always read and follow all label directions, restrictions and precautions for use. Products listed here may not be registered for sale or use in all states, countries or jurisdictions. Hero® insecticide is a restricted use pesticide in the United States.
Statement under the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995: FMC and its representatives may from time to time make written or oral statements that are “forward-looking” and provide other than historical information, including statements contained in this press release, in FMC’s other filings with the SEC, and in reports or letters to FMC stockholders.
In some cases, FMC has identified forward-looking statements by such words or phrases as “will likely result,” “is confident that,” “expect,” “expects,” “should,” “could,” “may,” “will continue to,” “believe,” “believes,” “anticipates,” “predicts,” “forecasts,” “estimates,” “projects,” “potential,” “intends” or similar expressions identifying “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including the negative of those words and phrases. Such forward-looking statements are based on management’s current views and assumptions regarding future events, future business conditions and the outlook for the company based on currently available information. These statements involve known and unknown risks, uncertainties and other factors that may cause actual results to be materially different from any results, levels of activity, performance or

Page 5/FMC Corporation Announces Strong First Quarter and Forecasts Solid Full-Year Revenue Performance Driven by Strong Organic Growth
achievements expressed or implied by any forward-looking statement. Currently, one of the most significant factors is the potential adverse effect of the current COVID-19 pandemic on the financial condition, results of operations, cash flows and performance of FMC, which is substantially influenced by the potential adverse effect of the pandemic on FMC’s customers and suppliers and the global economy and financial markets. The extent to which COVID-19 impacts us will depend on future developments, which are highly uncertain and cannot be predicted with confidence, including the scope, severity and duration of the pandemic, the actions taken to contain the pandemic or mitigate its impact, and the direct and indirect economic effects of the pandemic and containment measures, among others. Additional factors include, among other things, the risk factors and cautionary statements included within FMC’s 2019 Form 10-K and FMC’s Form 10-Q for the quarter ended March 31, 2020. Moreover, investors are cautioned to interpret many of these factors as being heightened as a result of the ongoing and numerous adverse impacts of the COVID-19 pandemic.
FMC cautions readers not to place undue reliance on any forward-looking statements, which speak only as of the date made. Forward-looking statements are qualified in their entirety by the above cautionary statement. FMC undertakes no obligation, and specifically disclaims any duty, to update or revise any forward-looking statements to reflect events or circumstances arising after the date on which they were made, except as otherwise required by law.
This press release contains certain “non-GAAP financial terms” which are defined on our website www.fmc.com/investors. In addition, we have also provided on our website reconciliations of non-GAAP terms to the most directly comparable GAAP term.

1.Organic revenue growth (non-GAAP) excludes the impact of foreign currency changes.
2.Although we provide forecasts for adjusted earnings per share and adjusted EBITDA (non-GAAP financial measures), we are not able to forecast the most directly comparable measures calculated and presented in accordance with GAAP. Certain elements of the composition of the GAAP amounts are not predictable, making it impractical for us to forecast. Such elements include, but are not limited to, restructuring, acquisition charges, and discontinued operations. As a result, no GAAP outlook is provided.
# # #

FMC CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF INCOME (LOSS)
(Unaudited, in millions, except per share amounts)

	Three Months Ended March 31,
	2020	2019
Revenue	$1,250.0	$1,192.1
Costs of sales and services	688.5	647.4
Gross margin	$561.5	$544.7
Selling, general and administrative expenses	189.4	183.9
Research and development expenses	67.3	71.2
Restructuring and other charges (income)	13.4	7.8
Total costs and expenses	$958.6	$910.3
Income from continuing operations before non-operating pension and postretirement charges (income), interest expense, net and income taxes	$291.4	$281.8
Non-operating pension and postretirement charges (income)	2.2	3.4
Interest expense, net	40.8	34.5
Income (loss) from continuing operations before income taxes	$248.4	$243.9
Provision (benefit) for income taxes	34.7	36.3
Income (loss) from continuing operations	$213.7	$207.6
Discontinued operations, net of income taxes	(7.5)	9.6
Net income (loss)	$206.2	$217.2
Less: Net income (loss) attributable to noncontrolling interests	—	1.5
Net income (loss) attributable to FMC stockholders	$206.2	$215.7
Amounts attributable to FMC stockholders:
Income (loss) from continuing operations	$213.7	$206.1
Discontinued operations, net of tax	(7.5)	9.6
Net income (loss)	$206.2	$215.7
Basic earnings (loss) per common share attributable to FMC stockholders:
Continuing operations	$1.65	$1.56
Discontinued operations	(0.06)	0.07
Basic earnings per common share	$1.59	$1.63
Average number of shares outstanding used in basic earnings per share computations	129.5	131.9
Diluted earnings (loss) per common share attributable to FMC stockholders:
Continuing operations	$1.64	$1.55
Discontinued operations	(0.06)	0.07
Diluted earnings per common share	$1.58	$1.62
Average number of shares outstanding used in diluted earnings per share computations	130.5	133.2

Other Data:
Capital additions and other investing activities	$24.6	$20.8
Depreciation and amortization expense	39.1	37.3

FMC CORPORATION
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

RECONCILIATION OF NET INCOME (LOSS) ATTRIBUTABLE TO FMC STOCKHOLDERS (GAAP) TO ADJUSTED AFTER-TAX EARNINGS FROM CONTINUING OPERATIONS, ATTRIBUTABLE TO FMC STOCKHOLDERS (NON-GAAP)
(Unaudited, in millions, except per share amounts)

	Three Months Ended March 31,
	2020	2019
Net income (loss) attributable to FMC stockholders (GAAP)	$206.2	$215.7
Corporate special charges (income):
Restructuring and other charges (income) (a)	13.4	7.8
Non-operating pension and postretirement charges (income) (b)	2.2	3.4
Transaction-related charges (c)	13.0	16.5
Income tax expense (benefit) on Corporate special charges (income) (d)	(4.9)	(5.7)
Discontinued operations attributable to FMC stockholders, net of income taxes (e)	7.5	(9.6)
Tax adjustment (f)	2.2	1.2
Adjusted after-tax earnings from continuing operations attributable to FMC stockholders (Non-GAAP) (1)	$239.6	$229.3

Diluted earnings per common share (GAAP)	$1.58	$1.62
Corporate special charges (income) per diluted share, before tax:
Restructuring and other charges (income)	0.10	0.06
Non-operating pension and postretirement charges (income)	0.02	0.03
Transaction-related charges	0.10	0.11
Income tax expense (benefit) on Corporate special charges (income), per diluted share	(0.04)	(0.04)
Discontinued operations attributable to FMC stockholders, net of income taxes per diluted share	0.06	(0.07)
Tax adjustments per diluted share	0.02	0.01
Diluted adjusted after-tax earnings from continuing operations per share, attributable to FMC stockholders (Non-GAAP)	$1.84	$1.72

Average number of shares outstanding used in diluted adjusted after-tax earnings from continuing operations per share computations	130.5	133.2
____________________
(1) The Company believes that the Non-GAAP financial measure “Adjusted after-tax earnings from continuing operations attributable to FMC stockholders” and its presentation on a per share basis provides useful information about the Company’s operating results to management, investors, and securities analysts. Adjusted earnings excludes the effects of corporate special charges, tax-related adjustments and the results of our discontinued operations. The Company also believes that excluding the effects of these items from operating results allows management and investors to compare more easily the financial performance of its underlying business from period to period.
(a) Three Months Ended March 31, 2020:
Restructuring and other charges (income) is comprised of charges associated with the continued integration of the DuPont Crop Protection Business. These charges include severance, accelerated depreciation on certain fixed assets, and other costs (benefits) of $7.0 million. The remaining restructuring and other charges (income) primarily includes charges of environmental sites of $6.4 million.
Three Months Ended March 31, 2019:
Restructuring and other charges (income) is primarily comprised of charges associated with the integration of the DuPont Crop Protection Business. These charges include severance, accelerated depreciation on certain fixed assets, and other costs (benefits) of $3.9 million. Additionally, restructuring and other charges (income) includes charges of environmental sites of $2.6 million and Corporate charges of $1.3 million.
(b) Our non-operating pension and postretirement charges (income) are defined as those costs (benefits) related to interest, expected return on plan assets, amortized actuarial gains and losses and the impacts of any plan curtailments or settlements. These are excluded from our Adjusted Earnings and are primarily related to changes in pension plan assets and liabilities which are tied to financial market performance and we consider these costs to be outside our operational performance. We continue to include the service cost and amortization of prior service cost in our Adjusted Earnings results noted above. These elements reflect the current year operating costs to our businesses for the employment benefits provided to active employees.
(c) Charges related to legal and professional fees associated with acquisition activities. We expect these charges associated with integrating the DuPont Crop Protection Business to be largely completed by the first half of 2020 which coincides with significant portions of the ERP system adoption and the TSA exit.

	Three Months Ended March 31,
(in Millions)	2020	2019
DuPont Crop Protection Business Acquisition
Legal and professional fees (1)	$13.0	$16.5
Total Transaction-related charges	$13.0	$16.5
____________________
(1) Represents transaction costs, costs for transitional employees, other acquired employees related costs, and transactional-related costs such as legal and professional third-party fees. These charges are recorded as a component of “Selling, general and administrative expense" on the condensed consolidated statements of income (loss).

(d) The income tax expense (benefit) on Corporate special charges (income) is determined using the applicable rates in the taxing jurisdictions in which the corporate special charge or income occurred and includes both current and deferred income tax expense (benefit) based on the nature of the non-GAAP performance measure.
(e) Three Months Ended March 31, 2020 and 2019
Discontinued operations, net of income taxes include, in periods up to its separation on March 1, 2019, the results of FMC Lithium, including separation-related costs, as well as provisions, net of recoveries, for environmental liabilities and legal reserves and expenses related to previously discontinued operations. During the three months ended March 31, 2019, we finalized the sale of the first of two parcels of land of our discontinued site in Newark, California. The gain on sale was approximately $21 million, net of tax, and was partially offset by the results of our FMC Lithium business, which was a net loss due to separation-related costs. These events did not recur in the current period.
(f)  We exclude the GAAP tax provision, including discrete items, from the Non-GAAP measure of income, and include a Non-GAAP tax provision based upon the projected annual Non-GAAP effective tax rate. The GAAP tax provision includes certain discrete tax items including, but are not limited to: income tax expenses or benefits that are not related to continuing operating results in the current year; tax adjustments associated with fluctuations in foreign currency remeasurement of certain foreign operations; certain changes in estimates of tax matters related to prior fiscal years; certain changes in the realizability of deferred tax assets and related interim accounting impacts; and changes in tax law. Management believes excluding these discrete tax items assists investors and securities analysts in understanding the tax provision and the effective tax rate related to continuing operating results thereby providing investors with useful supplemental information about FMC's operational performance.

	Three Months Ended March 31,
(in Millions)	2020	2019
Non-GAAP tax adjustments
Revisions to valuation allowances of historical deferred tax assets	$(0.5)	$0.4
Foreign currency remeasurement and other discrete items	2.7	0.8
Total Non-GAAP tax adjustments	$2.2	$1.2

RECONCILIATION OF NET INCOME (LOSS) (GAAP) TO ADJUSTED EARNINGS FROM CONTINUING OPERATIONS, BEFORE INTEREST, INCOME TAXES, DEPRECIATION AND AMORTIZATION, AND NONCONTROLLING INTERESTS (NON-GAAP)
(Unaudited, in millions)

	Three Months Ended March 31,
	2020	2019
Net income (loss) (GAAP)	$206.2	$217.2
Restructuring and other charges (income)	13.4	7.8
Non-operating pension and postretirement charges (income)	2.2	3.4
Transaction-related charges	13.0	16.5
Discontinued operations, net of income taxes	7.5	(9.6)
Interest expense, net	40.8	34.5
Depreciation and amortization	39.1	37.3
Provision (benefit) for income taxes	34.7	36.3
Adjusted earnings from continuing operations, before interest, income taxes, depreciation and amortization, and noncontrolling interests (Non-GAAP) (1)	$356.9	$343.4
___________________
(1)  Referred to as Adjusted EBITDA. Defined as operating profit excluding corporate special charges (income) and depreciation and amortization expense.

RECONCILIATION OF CASH PROVIDED (REQUIRED) BY OPERATING ACTIVITIES OF CONTINUING OPERATIONS (GAAP) TO FREE CASH FLOW (NON-GAAP)
(Unaudited)

	Three Months Ended March 31,
(In Millions)	2020	2019
Cash provided (required) by operating activities of continuing operations (GAAP)	$(308.9)	$(282.9)
Transaction and integration costs	22.5	19.9
Adjusted cash from operations (1)	$(286.4)	$(263.0)

Capital expenditures	(15.5)	(19.1)
Other investing activities	(9.1)	(1.7)
Capital additions and other investing activities	$(24.6)	$(20.8)

Cash provided (required) by operating activities of discontinued operations	(19.4)	5.7
Cash provided (required) by investing activities of discontinued operations	—	9.2
Transaction and integration costs	(22.5)	(19.9)
Investment in Enterprise Resource Planning system	(18.6)	(12.6)
Legacy and transformation	$(60.5)	$(17.6)

Free cash flow (Non-GAAP) (2)	$(371.5)	$(301.4)
___________________
(1) Adjusted cash from operations is defined as cash provided (required) by operating activities of continuing operations excluding the effects of transaction-related cash flows.
(2) Free cash flow is defined as Adjusted cash from operations reduced by spending for capital additions and other investing activities as well as legacy and transformation spending. We believe that this Non-GAAP financial measure provides a useful basis for investors and securities analysts about the cash generated by routine business operations, including capital expenditures, in addition to assessing our ability to repay debt, fund acquisitions and return capital to shareholders through share repurchases and dividends. Our use of free cash flow has limitations as an analytical tool and should not be considered in isolation or as a substitute for an analysis of our results under U.S. GAAP.

FMC CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited, in millions)

	March 31, 2020	December 31, 2019
Cash and cash equivalents	$436.2	$339.1
Trade receivables, net of allowance of $22.9 in 2020 and $26.3 in 2019	2,460.1	2,231.2
Inventories	1,062.7	1,017.0
Prepaid and other current assets	513.0	487.5
Total current assets	$4,472.0	$4,074.8

Property, plant and equipment, net	735.7	758.0
Goodwill	1,459.6	1,467.5
Other intangibles, net	2,611.7	2,629.0
Deferred income taxes	234.5	257.4
Other long-term assets	675.7	686.0
Total assets	$10,189.2	$9,872.7

Short-term debt and current portion of long-term debt	$250.2	$227.7
Accounts payable, trade and other	838.4	900.1
Advanced payments from customers	213.5	492.7
Accrued and other liabilities	630.3	680.6
Accrued customer rebates	389.0	280.6
Guarantees of vendor financing	64.3	75.7
Accrued pensions and other postretirement benefits, current	4.3	4.3
Income taxes	66.5	62.2
Total current liabilities	$2,456.5	$2,723.9

Long-term debt, less current portion	$3,531.8	$3,031.1
Long-term liabilities	1,498.2	1,556.3
Equity	2,702.7	2,561.4
Total liabilities and equity	$10,189.2	$9,872.7

FMC CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited, in millions)

	Three Months Ended March 31,
	2020	2019
Cash provided (required) by operating activities of continuing operations	$(308.9)	$(282.9)

Cash provided (required) by operating activities of discontinued operations	(19.4)	5.7

Cash provided (required) by investing activities of continuing operations	(43.2)	(33.4)

Cash provided (required) by investing activities of discontinued operations	—	9.2

Cash provided (required) by financing activities of continuing operations	474.8	287.6

Cash provided (required) by financing activities of discontinued operations	—	(37.2)

Effect of exchange rate changes on cash	(6.2)	(1.2)
Increase (decrease) in cash and cash equivalents	$97.1	$(52.2)

Cash and cash equivalents of continuing operations, beginning of period	$339.1	$134.4
Cash and cash equivalents of discontinued operations	—	27.3
Cash and cash equivalents, beginning of period	$339.1	$161.7

Cash and cash equivalents, end of period	$436.2	$109.5